Exhibit 99.2

January 20, 2017

Liberty Media Prices Private Offering of $400,000,000 of 1.0%  Cash Convertible Senior Notes due 2023 to Buy LMCK Shares to be Held for Formula 1 Teams

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, LMCA, LMCK) announced today that it has priced and agreed to sell to initial purchasers in a private offering $400,000,000 aggregate principal amount of its 1.0%  cash convertible senior notes due 2023 (the “notes”).

Liberty has granted to the initial purchasers an option to purchase additional notes with an aggregate principal amount of up to $50,000,000. The notes will mature on January 30, 2023 and will be convertible, under certain circumstances, into cash based on the trading prices of the underlying shares of Series C Liberty Media common stock (“LMCK”). The initial conversion rate for the notes will be 27.1091 shares of LMCK per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $36.89 per share of LMCK. All conversions of notes will be settled in cash, and not through the delivery of any securities.

The offering is expected to close on January 23, 2017, subject to the satisfaction of customary closing conditions.

Liberty expects to use the net proceeds of the offering to fund an increase to the cash consideration payable to the selling shareholders (the “Selling Shareholders”) of Formula 1 (“F1”) by $400 million and retain in treasury the approximately 19 million shares that would otherwise have been issuable to the Selling Shareholders based on the per share purchase price of $21.26.  These LMCK shares will be reserved by Liberty for issuance to the F1 teams at a per share purchase price of $21.26. The aggregate number of LMCK shares to be issued at the F1 closing will not change as a result of this transaction.  Only the allocation of the 138 million shares will change as follows: approximately 57 million to the Selling Shareholders, approximately 62 million to the third party investors and approximately 19 million into treasury. To the extent such shares are not issued to the F1 teams within six months following the closing of the acquisition, which is expected to occur this month, the shares will be retired. If the initial purchasers exercise their option to purchase additional notes, net proceeds raised from the issuance of such additional notes will be attributed to the Liberty Media Group balance sheet as cash. If the acquisition of F1 is not completed, Liberty will use the net proceeds from this offering for general corporate purposes, which may include capital expenditures, acquisitions, working capital, repayment of debt and repurchases of common stock.  Pending the completion of the F1 acquisition or other such uses, Liberty intends to invest the net proceeds in cash equivalents or short-term investments.

Following the completion of the F1 acquisition and the financing described above, approximate ownership of the equity of the Liberty Media Group (to be renamed the Formula One Group) will be comprised of (1):  33% owned by the Selling Shareholders, 28% owned by the third party investors pursuant to an agreement with Liberty announced on December 14, 2016 and 38% owned by existing Liberty Media Group shareholders.

The notes, as well as the associated cash proceeds, will be attributed to the Liberty Media Group. Pro forma for this financing and the closing of the F1 acquisition, total debt attributed to the Liberty Media Group will include the proposed $450 million cash convertible senior notes due 2023 (assuming the exercise in full of the initial purchasers’ option to purchase additional notes), $1 billion 1.375% convertible notes due 2023, $445 million Time Warner Inc. exchangeable debentures due 2046, $350 million drawn under a Live Nation margin loan, $36 million of other corporate level debt as of September 30, 2016 and approximately $4.1 billion of existing F1 debt as of July 31, 2016.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The notes are being offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the intended launch of a private offering of notes and the use of proceeds therefrom.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses.  Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Liberty Media Group.  The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include our interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include our subsidiary Braves Holdings, LLC.  The businesses and assets attributed to the Liberty Media Group (Nasdaq: LMCA, LMCK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its interests in Live Nation Entertainment and Formula 1, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation

(1) Ownership percentages (i) are calculated based on the undiluted share count as of 10/31/2016, (ii) include the dilutive impact of the $351 million Exchangeable Notes to be issued in connection with the proposed F1 acquisition and (iii) exclude the approximately 19 million LMCK shares to be held in Treasury and not outstanding as of the closing of the F1 acquisition. Percentages do not sum to 100 due to rounding.